   As filed with the Securities and Exchange Commission on October 25, 2001.
                                                      Registration No. 333-_____
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 _____________
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                LTX CORPORATION
            (Exact name of registrant as specified in its charter)

                       Massachusetts                                                         04-2594045
--------------------------------------------------------------                  ------------------------------------
(State or other jurisdiction of incorporation or organization)                  (I.R.S. Employer Identification No.)

                                   LTX Park
                               University Avenue
                         Westwood, Massachusetts 02090
                                (781) 461-1000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

          Mark J. Gallenberger                    Copies to:
          Vice President and                      Michael P. O'Brien
          Chief Financial Officer                 Bingham Dana LLP
          LTX Park                                150 Federal Street
          University Avenue                       Boston, Massachusetts 02110
          Westwood, Massachusetts 02090           (617) 951-8000
          (781) 461-1000

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

CALCULATION OF REGISTRATION FEE

==================================================================================================================
       Title of Shares              Amount        Proposed Maximum      Proposed Maximum           Amount of
       to be Registered             to be          Aggregate Price         Aggregate             Registration
                                  Registered        per Share (1)      Offering Price (1)             Fee
------------------------------------------------------------------------------------------------------------------
      4  1/4% Convertible        $ 150,000,000          100%             $150,000,000                $37,500
  Subordinated Notes due 2006
         Common Stock,               5,165,290 (2)       (3)                 (3)                       (3)
        $.05 par value
==================================================================================================================

(1)  Equals the aggregate principal of the notes being registered.
(2) Represents the number of shares of common stock issuable upon conversion of the notes at a conversion price of $29.04 per share. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, dividend or similar event.
(3) No additional consideration will be received for the common stock and therefore no registration fee is required for these shares pursuant to Rule 457(i).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICTING AN OFFER TO BUY THESE SECRUITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED OCTOBER 25, 2001

                                LTX CORPORATION

         $150,000,000  4 1/4% Convertible Subordinated Notes due 2006
                                      and
    5,165,290 Shares of Common Stock Issuable upon Conversion of the Notes

     The selling holders listed under the caption "Selling Holders" beginning on page 35 may offer and resell for each of their own accounts up to an aggregate of $150,000,000 4 1/4% Convertible Subordinated Notes due 2006 and the 5,165,290 shares of common stock issuable upon conversion of the notes. In August 2001, we issued and sold these notes to the initial purchasers in a private offering. For a more detailed description of the plan of distribution, see "Plan of Distribution" beginning on page 37.

     We will pay interest on the notes on February 15 and August 15 of each year, beginning on February 15, 2002. The notes are subordinated in right of payment to all of our senior indebtedness and are subordinated by operation of law to all liabilities (including trade payables) of our subsidiaries. Holders may convert the notes into shares of our common stock at any time on or before August 15, 2006, at a conversion price of $29.04 per share, subject to adjustment in certain events. Prior to August 19, 2004, we may redeem any of the notes at the redemption price set forth in the prospectus, plus accrued and unpaid interest, if the closing price of the common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period and certain other conditions described in the prospectus are satisfied. On or after August 19, 2004, we may redeem any of the notes at the redemption prices set forth in the prospectus, plus accrued and unpaid interest.

     Our common stock is quoted on the Nasdaq National Market and trades under the symbol "LTXX." On October 19, 2001, the closing price of one share of our common stock, as reported on the Nasdaq National Market was $12.72.

     We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the Nasdaq National Market.

     The notes and the shares of common stock issuable upon conversion of the notes may be offered for sale from time to time by the selling holders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any shares of common stock will or will not be offered for sale. We will not receive any proceeds from the sale by the selling holders of the notes or shares of common stock issuable upon conversion of the notes. We will pay all costs, expenses and fees in connection with the registration of the notes and the shares of common stock, except that all selling commissions and fees and other expenses incurred by the selling holders will be borne by such holders.

     The selling holders and the brokers who sell shares of our common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling holders or such brokers on the sale of any shares of common stock may constitute underwriting commissions.

     Investing in the notes and our common stock issuable upon conversion of the notes involves risks. See "Risk Factors" beginning on page 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is October 25, 2001

                               TABLE OF CONTENTS

Where You Can Find Additional Information.................................   1
Forward-Looking Statements................................................   2
Summary...................................................................   3
Risk Factors..............................................................   7
Ratio of Earnings to Fixed Charges........................................  14
Use of Proceeds...........................................................  14
Description of the Notes..................................................  15
Description of Capital Stock..............................................  27
Certain Federal Income Tax Considerations.................................  29
Selling Holders...........................................................  35
Plan of Distribution......................................................  37
Legal Matters.............................................................  38
Experts...................................................................  38

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the notes and the common stock issuable upon conversion of the notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us, our notes and our common stock offered hereby, see the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus covering the contents of any contract or any other document referred to are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference to the copy so filed, each such statement being qualified in all respects by such reference.

     You may inspect a copy of the registration statement without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of fees from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov. We also maintain a Web site at www.ltx.com. The information contained on our Web site does not constitute a part of this prospectus.

     The SEC allows us to "incorporate by reference" into the prospectus the information we filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, including any filings after the initial filing of this registration statement that contains this prospectus, until the selling holders have sold all of the notes and the common stock issuable upon conversion of the notes to which this prospectus relates or the offering is otherwise terminated:

     .  Our Annual Report on Form 10-K for the fiscal year ended July 31, 2001;

     . The description of our Common Stock contained in our Registration Statement on Form 8-A filed November 24, 1992 under Section 12 of the Exchange Act, as amended on September 20, 1993.

     We will provide at no cost to each person, including any beneficial owner to whom a prospectus is delivered, copies of any or all of the information that has been incorporated by reference in the prospectus. Please direct any requests to us by writing or telephoning LTX Corporation, LTX Park, University Avenue, Westwood, Massachusetts 02090, Attention: Investor Relations; Telephone: (781) 461-1000.

                          FORWARD-LOOKING STATEMENTS

     In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions "Summary" and "Risk Factors." The statements include certain projections and business trends which are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of works like "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan" "estimate," "forecast," "potential," "intend," "continue" and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results may differ materially from projected results as a result of certain risks and uncertainies. These risks and uncertainties include, without limitation, those described under "Risk Factors" and those detailed from time to time in our filings with the SEC. These forward-looking statements are made only as of the date of this prospectus. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     In making an investment decision, you must rely on your own examination of LTX Corporation and the terms of this offering, including the merits and risks involved. The notes and the shares of common stock issuable upon conversion of the notes have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense. The notes and shares of common stock issuable upon conversion of the notes may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws. You should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time.

     Neither we, the selling holders, nor any of our respective representatives, make any representation to you as to the legality of an investment in the notes. You should not construe the contents of this prospectus to be legal, business or tax advice. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of investing in the notes.

                                 _____________

     All trademarks and tradenames appearing in this prospectus are owned by their respective holders.

                                    SUMMARY

   This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company, including "Risk Factors", included elsewhere in this prospectus.

  LTX designs, manufactures, markets and services semiconductor test equipment. We sell our test systems to semiconductor designers and manufacturers worldwide, such as Texas Instruments, Philips Semiconductor, National Semiconductor, Motorola, NEC, Vitesse Semiconductor, Agere Systems, Infineon Technologies, and Hitachi. These customers use semiconductor test equipment to test every semiconductor device at two different stages during the manufacturing process. These devices are incorporated in a wide range of products, including data communications equipment such as switches, routers and servers, broadband access products such as cable modems and Ethernet accessories, personal communication devices such as cell phones and personal digital assistants, consumer products such as televisions, videogame systems, digital cameras and automobile electronics, and personal computer accessory products such as disk drives and 3D graphics accelerators.

  We offer our customers the LTX Fusion(R) platform, which combines our enVision++ software with either our Fusion HF or Fusion HT/AC products. We believe that Fusion HF is the first of a new class of test systems that can test system-on-a-chip, or SOC, devices in a single test step. With Fusion HF, we believe we have a test system capable of testing the broadest range of analog, digital, and mixed signal (a combination of digital and analog) devices, and most importantly, SOC devices, on a single platform. We have over 100 customers in more than 15 countries, to which we provide test systems, global applications consulting, repair services and operational support.

   In late 1996, we changed our strategic focus to develop a solution for the testing needs of the then emerging SOC market. Building on our twenty-year semiconductor test experience, we realigned our separate digital and mixed signal research and development organizations to work together to develop and deliver a single test platform incorporating our mixed signal test expertise with our extensive digital test technology and embedded memory test capability. We also restructured our operations and reorganized our management consistent with our new strategic focus. Our Fusion platform is the result of this change in strategy.

Strategy

   LTX's objective is to be the leading supplier of semiconductor test equipment. Key elements of our strategy include:

   Extend our technological lead in single platform testing. We intend to continue to focus our resources on a single integrated hardware and software test platform solution. Rather than diluting our resources with a multiple platform strategy, we believe our resources will provide a higher return on investment by focusing on a single test platform for the advanced digital, mixed signal, and SOC markets. In addition, we believe our customers' requirements are better served by employing a single test platform solution to address the test requirements of their various devices.

   Maintain our focus on the SOC test market. We believe that the fastest growing segment of the semiconductor industry over the next several years will be SOC. We designed our Fusion test platform specifically to provide optimal test capability for this class of devices. We intend to maintain and enhance our SOC test position by continuing to concentrate our development efforts on advanced functions and options for Fusion.

   Concentrate our sales, applications consulting, and service efforts on key accounts. We have organized our selling, field service, and field applications organizations around key customers, and located these resources close to their facilities. We recognize that large, diversified semiconductor device manufacturers and certain offshore test and assembly companies purchase most of the world's test equipment, and that the level of support we are able to provide to them has a direct impact on future business. We believe that focusing our sales and support resources on these customers is the most efficient way to maximize revenue. We have also developed collaborative relationships with key customers and vendors that help guide us in developing future applications and system options. We have also begun the second phase of our Fusion selling strategy by focusing selling efforts on key accounts in the subcontract test and assembly market. We believe this market represents an area of potential growth for us that will be at least partially driven by our success with the integrated diversified semiconductor manufacturers that use subcontract test and assembly services since they substantially influence which test systems are purchased by test and assembly companies.

   Further improve the flexibility of our business model. To improve our responsiveness to customer needs, reduce fixed costs and working capital requirements, and manage the cyclicality of our industry more effectively, we have implemented a more flexible business model. With the transition of our assembly, system integration and testing operations to Jabil Circuit, Inc., substantially all of our manufacturing functions will be outsourced to third parties. We engage contract employees to address periods of peak demand. We have also implemented international distribution and sub-contracted repair and support functions. We intend to continue to identify and implement programs which improve our customer responsiveness and reduce costs.

   Build on our strategic alliances. We have established strategic alliances with companies specializing in different aspects of our business such as board repair and local sales and service. These alliances allow us to focus our resources on the development of Fusion, maintain flexibility in our business model, and expand our ability to provide our customers throughout the world with local support. For example, we recently made an equity investment in and entered into a development agreement with StepTech, Inc. to provide us with test technology to address the high-volume commodity semiconductor market. In addition, our alliance with DI Corporation, our partner in Korea, provides local sales and support to the Korean market. Our alliances with Flextech Holdings, based in Singapore, and MV Technical Sales, based in California, provide us with board repair services for our customers.

Organization

   Our principal executive offices are located at LTX Park, University Avenue, Westwood, Massachusetts 02090. Our telephone number is (781) 461-1000. We also have sales and service facilities throughout North America, Europe, and Asia. Our corporate web site is www.ltx.com. The information in our web site is not incorporated by reference in this prospectus.

Summary of the Securities

The following is a summary of the material terms of the securities offered pursuant to this prospectus:

Securities Offered..................  $150,000,000 principal amount of 4 1/4%
                                      Convertible Subordinated Notes due 2006
                                      and 5,165,290 shares of common stock
                                      issuable upon conversion of the notes to be sold by the selling holders listed under the caption "Selling Holders" beginning on page 35.

Interest............................  4 1/4% per annum on the principal amount, payable semi-annually in arrears in cash on February 15 and August 15 of each year, beginning February 15, 2002.

Conversion..........................  Each note may be converted into common stock at any time after the original
                                      issuance of the notes, at a conversion
                                      price of $29.04 per share, subject to
                                      adjustment if certain events affecting
                                      our common stock occur.

Subordination.......................  The notes will be subordinated to all of our existing and future senior
                                      indebtedness and are effectively
                                      subordinated to all debt and other
                                      liabilities of our subsidiaries. As of
                                      July 31, 2001, we had approximately
                                      $24.2 million of senior indebtedness
                                      outstanding and our subsidiaries had
                                      approximately $7.7 million of liabilities outstanding, excluding liabilities owed to us. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

Provisional Redemption..............  We may redeem the notes in whole or in part at any time prior to August 19, 2004 at a redemption price equal to $1,000 per $1,000 aggregate principal amount of notes plus accrued and unpaid interest to the redemption date if:

                                      .  the closing price of the common stock
                                         has exceeded 150% of the conversion
                                         price for at least 20 out of 30
                                         consecutive trading days; and

                                      .  if the redemption would occur prior to
                                         August 8, 2003, the shelf registration
                                         statement covering resales of the
                                         notes and the common stock is
                                         effective and expected to remain
                                         effective for the 30 days following
                                         the redemption date.

                                      If we redeem the notes under these
                                      circumstances, we will make an additional payment equal to the total value of the aggregate amount of the interest that would have been payable on the notes from the date of redemption to August 19, 2004. We must make these payments on all notes called for redemption, including notes converted after the date we mailed the notice.

Non-Provisional Redemption..........  We may redeem any of the notes at any time after August 19, 2004 upon giving you 30 days' notice. We may redeem the notes either in whole or in part at the redemption prices set forth herein, together with accrued and unpaid interest.

Fundamental Change..................  If a fundamental change (as described under "Description of the Notes--
                                      Redemption at Option of the Holder")
                                      occurs on or before August 15, 2006, you may require us to purchase all or part of your notes at a redemption price equal to 100% of the outstanding principal amount of the notes being redeemed, plus accrued and unpaid interest.

Use of Proceeds.....................  We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

Nasdaq National Market Symbol.......  LTXX

                                 RISK FACTORS

   Before you invest in the securities offered by this prospectus, you should carefully consider and evaluate all of the information contained in this prospectus, including the risks described below. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could materially and adversely affect the price of the notes and our common stock.

Risks Related to Our Business

   Our sole market is the highly cyclical semiconductor industry, which causes a cyclical impact on our financial results.

   We sell capital equipment to companies that design, manufacture, assemble, and test semiconductor devices. The semiconductor industry is highly cyclical, causing in turn a cyclical impact on our financial results. Our recent operating results have been negatively impacted by an industry-wide slowdown in the semiconductor industry which began to impact us in the latter half of the second quarter of fiscal 2001. Any failure to expand in cycle upturns to meet customer demand and delivery requirements or contract in cycle downturns at a pace consistent with cycles in the industry could have an adverse effect on our business.

   Any significant downturn in the markets for our customers' semiconductor devices or in general economic conditions would likely result in a reduction in demand for our products and would hurt our business. Our revenue and operating results are currently being negatively impacted by a sudden and severe downturn that the semiconductor industry is currently experiencing. Downturns in the semiconductor test equipment industry have been characterized by diminished product demand, excess production capacity and accelerated erosion of selling prices. We believe the markets for newer generations of devices, including system-on-a-chip ("SOC"), will also experience similar characteristics. In the past, we have experienced delays in commitments, delays in collecting accounts receivable and significant declines in demand for our products during these downturns, and we cannot be certain that we will be able to maintain or exceed our current level of sales.

   Additionally, as a capital equipment provider, our revenue is driven by the capital expenditure budgets and spending patterns of our customers who often delay or accelerate purchases in reaction to variations in their businesses. Because a high proportion of our costs are fixed, we are limited in our ability to reduce expenses quickly in response to revenue shortfalls. In a contraction, we may not be able to reduce our significant fixed costs, such as continued investment in research and development and capital equipment requirements.

   Our sales and operating results have fluctuated significantly from period to period, including from one quarter to another, and they may continue to do so.

   Our quarterly and annual operating results are affected by a wide variety of factors that could adversely affect sales or profitability or lead to significant variability in our operating results or our stock price. This may be caused by a combination of factors, including the following:

  . sales of a limited number of test systems account for a substantial portion of our net sales in any particular fiscal quarter, and a small number of transactions could therefore have a significant impact;

  .  order cancellations by customers;

  .  lower gross margins in any particular period due to changes in:

    .  our product mix,

    .  the configurations of test systems sold, or

    .  the customers to whom we sell these systems;

  . the high selling prices of our test systems (which typically result in a long selling process); and

  .  changes in the timing of product orders due to:

    .  unexpected delays in the introduction of products by our customers,

    . shorter than expected lifecycles of our customer's semiconductor devices, or

    .  uncertain market acceptance of products developed by our customers.

   We cannot predict the impact of these and other factors on our sales and operating results in any future period. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. Because of this difficulty in predicting future performance, our operating results may fall below expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock. A substantial amount of the shipments of our test systems for a particular quarter occur late in the quarter. Our shipment pattern exposes us to significant risks in the event of problems during the complex process of final integration, test and acceptance prior to shipment. If we were to experience problems of this type late in our quarter, shipments could be delayed and our operating results could fall below expectations.

   The market for semiconductor test equipment is highly concentrated, and we have limited opportunities to sell our products.

   The semiconductor industry is highly concentrated, and a small number of semiconductor device manufacturers and contract assemblers account for a substantial portion of the purchases of semiconductor test equipment generally, including our test equipment. Sales to our ten largest customers accounted for 87.4% of revenues in fiscal year 2001 and 74.0% of revenues in fiscal year 2000. Our customers may cancel orders with few or no penalties. If a major customer reduces orders for any reason, our revenues, operating results, and financial condition will be hurt. In addition, our ability to increase our sales will depend in part upon our ability to obtain orders from new customers. Semiconductor manufacturers select a particular vendor's test system for testing the manufacturer's new generations of devices and make substantial investments to develop related test program software and interfaces. Once a manufacturer has selected one test system vendor for a generation of devices, that manufacturer is more likely to purchase test systems from that vendor for that generation of devices, and, possibly, subsequent generations of devices as well.

  We may not be able to deliver hardware options and software applications to satisfy specific customer needs in a timely manner.

   We must develop and deliver hardware and software to meet our customers' specific test requirements. Our test equipment may fail to meet our customers' technical or cost requirements and may be replaced by competitive equipment or an alternative technology solution. Our inability to provide a test system that meets requested performance criteria when required by a device manufacturer would severely damage our reputation with that customer. This loss of reputation may make it substantially more difficult for us to sell test systems to that manufacturer for a number of years. We have, in the past, experienced delays in introducing some of our products and enhancements.

   Our dependence on international sales and non-U.S. suppliers involves significant risk.

   International sales have constituted a significant portion of our revenues in recent years, and we expect that this composition will continue. International sales accounted for 48% of our revenues for fiscal year 2001 and 62% for fiscal year 2000. In addition, we rely on non-U.S. suppliers for several components of the equipment we sell. As a result, a major part of our revenues and the ability to manufacture our products are subject to the risks associated with international commerce. A reduction in revenues or a disruption or increase in the cost of our manufacturing materials could hurt our operating results. These international relationships make us particularly sensitive to changes in the countries from which we derive sales and obtain supplies. International sales and our relationships with suppliers may be hurt by many factors, including:

  . changes in law or policy resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

  .  political and economic instability in our target international markets;

  .  longer payment cycles common in foreign markets;

  .  difficulties of staffing and managing our international operations;

  . less favorable foreign intellectual property laws making it harder to protect our technology from appropriation by competitors; and

  . difficulties collecting our accounts receivable because of the distance and different legal rules.

   In the past, we have incurred expenses to meet new regulatory requirements in Europe, experienced periodic difficulties in obtaining timely payment from non-U.S. customers, and been affected by the recession in several Asian countries. Our foreign sales are typically invoiced and collected in U.S. dollars. A strengthening in the dollar relative to the currencies of those countries where we do business would increase the prices of our products as stated in those currencies and could hurt our sales in those countries. Significant fluctuations in the exchange rates between the U.S. dollar and foreign currencies could cause us to lower our prices and thus reduce our profitability. These fluctuations could also cause prospective customers to push out or delay orders because of the increased relative cost of our products. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies of countries in which we do business.

   Our future rate of growth is highly dependent on the growth of the SOC market.

   In 1996, we refocused our business strategy on the development of our Fusion HF product, which is primarily targeted towards addressing the needs of the SOC market. If the SOC market fails to grow as we expect, our ability to sell our Fusion HF product will be hampered.

   Our market is highly competitive, and we have limited resources to compete.

   The test equipment industry is highly competitive in all areas of the world. Many other domestic and foreign companies participate in the markets for each of our products, and the industry is highly competitive. Our principal competitors in the market for semiconductor test equipment are Agilent Technologies, Credence Systems, Schlumberger Limited, and Teradyne. Most of these major competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing, and customer support capabilities.

   We expect our competitors to enhance their current products and to introduce new products with comparable or better price and performance. The introduction of competing products could hurt sales of our current and future products. In addition, new competitors, including semiconductor manufacturers themselves, may offer new testing technologies, which may in turn reduce the value of our product lines. Increased competition could lead to intensified price-based competition, which would hurt our business and results of operations. Unless we are able to invest significant financial resources in developing products and maintaining customer support centers worldwide, we may not be able to compete.

   Development of our products requires significant lead-time, and we may fail to correctly anticipate the technical needs of our customers.

   Our customers make decisions regarding purchases of our test equipment while their devices are still in development. Our test systems are used by our customers to develop, test and manufacture their new devices. We therefore must anticipate industry trends and develop products in advance of the commercialization of our customers' devices, requiring us to make significant capital investments to develop new test equipment for our customers well before their devices are introduced. If our customers fail to introduce their devices in a timely manner or the market does not accept their devices, we may not recover our capital investment through sales in significant volume. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not generate revenue in excess of the costs of development, and they may be quickly rendered obsolete by changing customer preferences or the introduction of products embodying new technologies or features by our competitors. Furthermore, if we were to make announcements of product delays, or if our competitors were to make announcements of new test systems, these announcements could cause our customers to defer or forego purchases of our existing test systems, which would also hurt our business.

   Our success depends on attracting and retaining key personnel.

   Our success will depend on our ability to attract and retain highly qualified managers and technical personnel. Competition for such specialized personnel is intense, and it may become more difficult for us to hire or retain them. Our volatile business cycles only aggravate this problem. Any significant layoffs in an industry downturn could make it more difficult for us to hire or retain qualified personnel.

   Our dependence on subcontractors and sole source suppliers may prevent us from delivering an acceptable product on a timely basis.

   We rely on subcontractors to manufacture many of the components and subassemblies for our products, and we rely on sole source suppliers for certain components. We may be required to qualify new or additional subcontractors and suppliers due to capacity constraints, competitive or quality concerns or other risks that may arise, including as a result of a change in control of, or a deterioration in the financial condition of, a supplier or subcontractor. The process of qualifying subcontractors and suppliers is a lengthy process. Our reliance on subcontractors gives us less control over the manufacturing process and exposes us to significant risks, especially inadequate capacity, late delivery, substandard quality, and high costs. In addition, the manufacture of certain of these components and subassemblies is an extremely complex process. If a supplier became unable to provide parts in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply, or manufacture such components internally. We are dependent on two semiconductor device manufacturers, Vitesse Semiconductor and Maxtech Components. Each is a sole source supplier of components manufactured in accordance with our proprietary design and specifications. We have no written supply agreements with these sole source suppliers and purchase our custom components through individual purchase orders. Vitesse Semiconductor is also a Fusion customer.

   We will depend on Jabil Circuit to produce and test our family of Fusion products, and any failures or other problems at or with Jabil could cause us to lose customers and revenues.

   We have selected Jabil Circuit, Inc. to manufacture our Fusion HF test systems. We are in the process of negotiating the definitive terms and conditions of this arrangement and upon reaching a final binding agreement, we will transfer all of our assembly, system integration and testing operations to Jabil. If we are unable to finalize the terms of this arrangement, or if, after the execution of a final agreement, Jabil cannot provide us with these products and services in a timely fashion, or at all, whether due to labor shortage, slow down or stoppage, deteriorating financial or business conditions or any other reason, we would not be able, at least temporarily, to sell or ship out our Fusion family of products to our customers. We also may be unable to engage alternative production and testing services on a timely basis or upon terms favorable to us, if at all.

   We have begun the transition of testing operations of the Fusion products to Jabil. We may encounter unforeseen expenses as well as difficulties in transferring these responsibilities to Jabil due to technology and personnel compatibility. We cannot assure you that this relationship with Jabil will result in a reduction of our fixed expenses while allowing us to provide our customers with seamless service and customer support.

   Economic conditions in Asia may hurt our sales.

   Asia is an important region for our customers in the semiconductor industry, and many of them have operations there. In recent years, Asian economies have been highly volatile and recessionary, resulting in significant fluctuations in local currencies and other instabilities. These instabilities may continue or worsen, which could have a material adverse impact on our financial position and results of operations, as approximately 36.9% and 48.3% of our sales for fiscal years 2001 and 2000, respectively, were derived from this region. In light of the historical economic downturns in Asia, we may not be able to obtain additional orders and may experience cancellations of orders.

   We may not be able to protect our intellectual property rights.

   Our success depends in part on our ability to obtain intellectual property rights and licenses and to preserve other intellectual property rights covering our products and development and testing tools. To that end, we have obtained certain domestic patents and may continue to seek patents on our inventions when appropriate. We have also obtained certain trademark registrations. To date, we have not sought patent protection in any countries other than the United States, which may impair our ability to protect our intellectual property in foreign jurisdictions. The process of seeking intellectual property protection can be time consuming and expensive. We cannot ensure that:

  .  patents will issue from currently pending or future applications;

  . our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

  . foreign intellectual property laws will protect our intellectual property rights; or

  . others will not independently develop similar products, duplicate our products or design around our technology.

   If we do not successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property. Other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these people.

   Third parties may claim we are infringing their intellectual property, and we could suffer significant litigation costs, licensing expenses or be prevented from selling our products.

   Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing on the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe the intellectual property rights of others, we could be forced to either seek a license to intellectual property rights of others or alter our products so that they no longer infringe the intellectual property rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

   We are responsible for any patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain licenses, modify our products or processes, stop making products or stop using processes.

   Our stock price is volatile.

   In the twelve-month period ending on July 31, 2001, our stock price ranged from a low of $10.19 to a high of $31.82. The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

  .  quarterly variations in operating results;

  . variances of our quarterly results of operations from securities analyst estimates;

  . changes in financial estimates and recommendations by securities analysts;

  . announcements of technological innovations, new products, or strategic alliances; and

  .  news reports relating to trends in our markets.

   In addition, the stock market in general, and the market prices for semiconductor-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

Quantitative and Qualitative Disclosures About Market Risk

  Financial instruments that potentially subject us to concentrations of credit-risk consist principally of investments in cash equivalents, short-term investments and trade receivables. We place our investments with high-quality financial institutions, limit the amount of credit exposure to any one institution and have established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity.

  Our primary exposures to market risks include fluctuations in interest rates on our short-term and long-term debt of approximately $24.2 million as of July 31, 2001 and in foreign currency exchange rates. We do not use derivative financial instruments. We are subject to interest rate risk on our short-term borrowings under our credit facilities. Our short term bank debt bears interest at prime. Long term debt interest rates are fixed for the term of the notes.

   Foreign Exchange Risk

  Operating in international markets involves exposure to movements in currency exchange rates. Currency exchange rate movements typically also reflect economic growth, inflation, interest rates, government actions and other factors. We transact business in various foreign currencies and, accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. As currency exchange rates fluctuate, translation of the statements of operations of our international businesses into U.S. dollars may affect year-over-year comparability and could cause us to adjust our financing and operating strategies. To date, the effect of changes in foreign currency exchange rates on revenues and operating expenses have not been material. Substantially all of our revenues are invoiced and collected in U.S. dollars. Our trade receivables result primarily from sales to semiconductor manufacturers located in North America, Japan, the Pacific Rim and Europe. In fiscal 2001, our revenues derived from sales outside the United States constituted 48% of our total revenues. Accounts receivable in currencies other than U.S. dollars comprise 21% of the outstanding accounts receivable balance at July 31, 2001. Receivables are from major corporations or are supported by letters of credit. We maintain reserves for potential credit losses and such losses have been immaterial.

  Based on a hypothetical ten percent adverse movement in interest rates and foreign currency exchange rates, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

  We do not use derivative financial instruments for speculative trading purposes, nor do we currently hedge our foreign currency exposure to offset the effects of changes in foreign exchange rates. We intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

   Interest Rate Risk

  Historically, we have had no material interest rate risk associated with debt used to finance our operations due to limited borrowings. We manage our interest rate exposure using a mix of fixed and floating interest rate debt and, if appropriate, financial derivative instruments.

  During the quarter ended April 30, 2001, the Company renegotiated its domestic credit facility with our existing lender. The facility of $15.0 million is secured by all assets and bears interest at the bank's prime rate. Borrowing availability under this facility is based on a formula of eligible domestic and foreign accounts receivable. Outstanding borrowings at July 31, 2001 were $12.9 million under this credit facility and the interest rate was 6.75%. Based on this balance, an immediate change of 1% in the interest rate would cause a change in interest expense of approximately $129,000 on an annual basis. A second credit facility with another lender was established on April 30, 2001 as a revolving credit line for $30.0 million. This facility is secured by cash and bears interest (at our option) at either: (i) the greater of the federal funds rate plus 0.5% or the bank's prime rate, in each case, minus 1.0% or (ii) LIBOR plus 0.4%. On August 8, 2001, the Company received $145.5 million in net proceeds from a convertible debenture offering. Our objective in maintaining these variable rate borrowings is the flexibility obtained regarding early repayment without penalties and lower overall cost as compared with fixed-rate borrowings. The Company anticipates the cash flow from operations combined with available cash balance and credit facility enhancements will be adequate to fund currently proposed operating activities for the next twelve months.

Risks Related to the Securities Being Offered

   The notes are subordinated.

   The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also will be effectively subordinated to the liabilities, including trade payables, of any of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture, including senior indebtedness. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of July 31, 2001, we had approximately $24.2 million of senior indebtedness outstanding and our subsidiaries had approximately $7.7 million of liabilities outstanding, excluding liabilities owed to us. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur other additional debt and liabilities. See "Description of the Notes."

   We may be unable to redeem the notes upon a fundamental change.

   Upon a fundamental change (as described under "Description of the Notes-- Redemption at Option of the Holder"), you may require us to redeem all or a portion of your notes. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions or expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict our ability to make payments to the holders of the notes. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of the Notes-- Redemption at Option of the Holder."

   A public market may not develop for the notes.

   In August 2001, we issued the notes to the initial purchasers in a private placement. The notes are eligible to trade on the PORTAL market. However, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange.

   A public market may not develop for the notes. Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue this market making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the federal securities laws. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected.

   Our stock price has been and may continue to be volatile, which might adversely affect the trading price of the notes.

   Fluctuations in the market price of our common stock will affect the trading price of the notes. The market price of our common stock has fluctuated significantly. Reductions in our stock price may make our stock less attractive as an acquisition currency and may therefore make it difficult for us to consummate acquisitions on terms acceptable to us. The trading price of our common stock will likely continue to fluctuate significantly in response to the following factors, some of which are beyond our control:

  .  variations in our performance and prospects;

  . changes in financial estimates of our net revenues and operating results or buy/sell recommendations by securities analysts;

  . announcements by our competitors or our customers of changes in their financial estimates or their net revenues or operating results;

  .  investor perception of LTX and the industry in which we operate;

  . announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss or decrease in sales to a major customer or failure to complete significant transactions;

  .  general financial and other market conditions;

  .  domestic and international economic conditions; and

  . announcements by us or our competitors of key design wins and product introductions.

   In addition, public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in high technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock and, consequently, the notes.

   We may not be able to refinance the notes if required or if we so desire.

   We may need or desire to refinance all or a portion of our indebtedness on or before maturity. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

   The notes may not be rated or may receive a lower rating than anticipated, which would cause the market price of the notes and our common stock to be materially and adversely affected.

   We may not seek a rating of the notes from rating agencies. If we do seek a rating, or if any rating agency otherwise rates the notes, one or more of these rating agencies may assign the notes a rating lower than expected by investors. This could cause the market price of the notes and our common stock to decline.

   Existing stockholders may sell their common stock which may reduce our stock price.

   The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering, or because of the belief that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

   As of October 19, 2001, 48,529,478 shares of our common stock were outstanding. All of these shares are freely tradeable without restrictions, except for approximately 129,030 shares which are owned by certain of our officers and directors and may be resold publicly at any time subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933. In connection with this offering our executive officers and directors have agreed not to sell or otherwise dispose of their shares of common stock for the period ending November 6, 2001. We cannot assure you that these lock up restrictions will not be removed prior to that date without prior notice by the initial purchasers.

   In addition, as of October 19, 2001, there were outstanding options to purchase 5,686,936 shares of our common stock. All shares of common stock underlying our option plans are registered and, upon exercise, are freely tradeable subject in some circumstances to volume trading limitations under Rule
144. These options entitle the holders to purchase shares of common stock at prices per share that are less than the current market price per share of our common stock. The holders of these options will usually exercise them at a time when the market price of our common stock is greater than the exercise price of the options.

   The exercise of options and subsequent sale of common stock could reduce the market price for our common stock and result in dilution to our stockholders.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                         Fiscal Year Ended July 31,
                                                                   ---------------------------------------------
                                                                    1997      1998      1999      2000      2001
                                                                    ----      ----      ----      ----      ----
Consolidated ratio of earnings to fixed charges (1) .............    --        --       1.1x      13.4       9.7x

     We have computed the ratio of earnings to fixed charges shown above by dividing income from continuing operations before income taxes and fixed charges, as adjusted for certain equity method investments, by fixed charges. Fixed charges consist of interest on all indebtedness, including capital lease obligations, amortization of debt expense and a percentage of rental expense of operating leases that represents interest. Earnings were insufficient to cover fixed charges for fiscal 1997 and fiscal 1998 by $10,873 and $73,238, respectively.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

                           DESCRIPTION OF THE NOTES

   We issued the notes under an indenture dated as of August 8, 2001, between us and State Street Bank and Trust Company as trustee. You may request a copy of the indenture from the trustee.

  The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. The summary of the notes and the indenture is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the notes and the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to herein, these provisions or defined terms are incorporated in this prospectus by reference.

   As used in this "Description of the Notes" section, references to "LTX," "we," "our" or "us" refer solely to LTX Corporation and not our subsidiaries.

General

   The notes are general unsecured obligations of LTX. Our payment obligations under the notes are subordinated to our senior indebtedness as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." The notes are limited to $150 million aggregate principal amount. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on August 15, 2006 unless earlier converted, redeemed at our option or redeemed at your option upon a fundamental change.

  We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our securities.

   You are not afforded protection in the event of a highly leveraged transaction or a change in control of LTX under the indenture except to the extent described below under "Redemption at Option of the Holder."

   We will pay interest on February 15 and August 15 of each year, beginning February 15, 2002, to record holders at the close of business on the preceding February 1 and August 1, as the case may be, except:

  . interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

  .  as set forth in the next sentence.

   In case you convert your note into common stock during the period after any record date but prior to the next interest payment date either:

  . we will not be required to pay interest on the interest payment date if the note has been called for redemption on a redemption date that occurs during this period, or if the note is to be redeemed in connection with a fundamental change on a repurchase date that occurs during this period; or

  . if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See "--Conversion of Notes."

   We will maintain an office in the Borough of Manhattan, the City of New York, for the payment of interest, which shall initially be an office or agency of the trustee.

   We may pay interest either:

  . by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

  .  by wire transfer to an account maintained by you in the United States.

   However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Form, Denomination and Registration

   We issued the notes:

  .  in fully registered form;

  .  without interest coupons; and

  . in denominations of $1,000 principal amount and integral multiples of $1,000.

   Global Note, Book-Entry Form

   Notes sold to "qualified institutional buyers" as defined in Rule 144A under the Securities Act, whom we refer to as QIBs, are evidenced by one or more global notes, which were deposited with DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  QIBs may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

   QIBs who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will not:

  .  be entitled to have certificates registered in their names;

  .  receive physical delivery of certificates in definitive registered form;
     and

  .  be considered holders of the global note.

   We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable for:

  . the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  . maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

   Neither we, nor any trustee, registrar, paying agent or conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

   DTC has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

   Certificated Notes

   QIBs may request that certificated notes be issued in exchange for notes represented by a global note and any note transferred to an institutional accredited investor must be issued as a certificated note.

   Conversion of Notes

   You may convert your note, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption of the notes. If we call notes for redemption, you may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your notes for redemption upon a fundamental change, you may convert your notes only if you withdraw your redemption election. You may convert your notes in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

   The initial conversion price for the notes is $29.04 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

   To convert your note into common stock you must:

  . complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  .  surrender the note to the conversion agent;

  .  if required, furnish appropriate endorsements and transfer documents;

  .  if required, pay all transfer or similar taxes; and

  . if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

   We will adjust the conversion price if the following events occur:

     (1) we issue common stock as a dividend or distribution on our common stock;

     (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

     (3) we subdivide or combine our common stock;

     (4) we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding:

    .  rights or warrants listed in (2) above;

    .  dividends or distributions listed in (1) above; and

    .  cash distributions listed in (5) below;

     (5) we distribute to all holders of our common stock cash, excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of LTX and excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

    . the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

    .   3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend.

     If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

     (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

     (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if

    . the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

    . the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of LTX or a sale of all or substantially all of our assets.

   In the event of:

  .  any reclassification of our common stock;

  .  a consolidation, merger or combination involving us; or

  . a sale or conveyance to another person of all or substantially all of our consolidated property and assets,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, you will generally be entitled thereafter to convert your notes into the same type of consideration received by common stockholders immediately prior to one of these types of events.

   You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "Certain Federal Income Tax Considerations."

   We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain Federal Income Tax Considerations."

   We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Us

   Provisional Redemption

   We may redeem the notes in whole or in part at any time prior to August 19, 2004 at a redemption price equal to $1,000 per $1,000 aggregate principal amount of notes plus accrued and unpaid interest to the redemption date if:

  . the closing price of the common stock has exceeded 150% of the conversion price for at least 20 days in any consecutive 30-day trading period; and

  . if the redemption would occur prior to August 8, 2003, the shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective for the 30 days following the redemption date.

   If we redeem the notes under these circumstances, we will make an additional payment equal to the total value of the aggregate amount of the interest that would have been payable on the notes from the date of redemption to August 19, 2004. We must make these payments on all notes called for redemption, including notes converted after the date we mailed the notice.

   Non-Provisional Redemption

   The notes are not entitled to any sinking fund. At any time on or after August 19, 2004, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount.

                                                                      Redemption
   Period                                                               Price
   ------                                                             ----------
   Beginning on August 19, 2004 and ending on August 14, 2005........  101.70%
   Beginning on August 15, 2005 and ending on August 14, 2006........  100.85%

and 100% on August 15, 2006. In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

   If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion shall be deemed to be of the portion selected for redemption. We may not redeem the notes if we have failed to pay any interest or premium on the notes and such failure to pay is continuing. We will issue a press release if we redeem the notes.

Redemption at Option of the Holder

   If a fundamental change occurs prior to August 15, 2006, you may require us to redeem your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in multiples of $1,000 principal amount.

   We shall redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

   We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

   A "fundamental change" is any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which is not all or substantially all common stock which is (or upon consummation of or immediately following such transaction or event will
be):

  .  listed on a United States national securities exchange, or

  . approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

   We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

   These fundamental change redemption rights could discourage a potential acquiror of LTX. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of LTX by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving LTX.

   We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, in certain situations, a fundamental change could result in an event of default under any credit facility into which we may enter. Any future credit agreements or other agreements relating to our indebtedness may prohibit redemptions of the notes, or expressly prohibit the repurchase of the notes upon a fundamental change, or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Subordination of Notes

   Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

   Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We will be required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

   We may not make any payment on the notes if:

  . a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

  . a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease that is designated senior indebtedness, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a "payment blockage notice") from any person permitted to give such notice under the indenture (called a "non-payment default").

   We may resume payments and distributions on the notes:

  . in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  . in case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

   No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

   If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

   Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

   Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

   The term "senior indebtedness" is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

  . any indebtedness that by its express terms is not senior to the notes or is pari passu or junior to the notes, or

  .  any indebtedness we owe to any of our subsidiaries, or

  .  the notes.

   The term "indebtedness" is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers' acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

   The term "designated senior indebtedness" is defined in the indenture and includes, in general terms, any senior indebtedness that by its terms expressly provides that it is "designated senior indebtedness" for purposes of the indenture.

   As of July 31, 2001, we had $24.2 million of senior indebtedness outstanding and our subsidiaries had $7.7 million of other liabilities outstanding, excluding liabilities owed to us. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur other additional debt and liabilities.

   We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Events of Default; Notice and Waiver

   The following will be events of default under the indenture:

  . we fail to pay principal or premium, if any, upon redemption or otherwise on the notes, whether or not the payment is prohibited by subordination provisions;

  . we fail to pay for 30 days any interest and liquidated damages, if any, on the notes, whether or not the payment is prohibited by subordination provisions of the indenture;

  . we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

  .  certain events involving our bankruptcy, insolvency or reorganization.

   The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

   If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. The holders of a majority of the principal amount of outstanding notes may waive any default other than a default in the payment of principal, premium, interest or liquidated damages, a failure by us to convert any note into common stock, a default in the payment of redemption price or a default in respect of a covenant or provision that cannot be modified or amended without the consent of each holder of the notes outstanding. Payment of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 4 1/4% from the required payment date.

   The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

   No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest (including liquidated damages, if any) on the notes, unless:

  .  the holder has given the trustee written notice of an event of default;

  . the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  . the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  . the trustee fails to comply with the request within 60 days after receipt.

Modification of the Indenture

   The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

  .  extend the fixed maturity of any note;

  .  reduce the rate or extend the time for payment of interest of any note;

  .  reduce the principal amount or premium of any note;

  .  reduce any amount payable upon redemption of any note;

  . adversely change our obligation to redeem any note upon a fundamental change;

  .  impair the right of a holder to institute suit for payment on any note;

  .  change the currency in which any note is payable;

  .  impair the right of a holder to convert any note;

  .  adversely modify the subordination provisions of the indenture; or

  . reduce the percentage of notes required for consent to any modification of the indenture.

   We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Registration Rights of the Noteholders

   We entered into a registration rights agreement with the initial purchasers on August 8, 2001. Pursuant to the registration rights agreement, we have filed with the SEC, for the benefit of the holders of the notes and our shares of common stock issuable upon conversion of the notes, a shelf registration statement of which this prospectus forms a part, covering resale of the registrable securities and we will use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days of August 8, 2001. We will use our reasonable best efforts to keep the shelf registration statement effective for a period of two years, subject to our periodic blackout rights.

   When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of

  . the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

  .  the expiration of the holding period under Rule 144(k); and

  . the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

   We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

  .  30 days in any three-month period; or

  .  an aggregate of 90 days for all periods in any 12-month period.

   Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus not to exceed 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or similar transactions.

   We will pay predetermined liquidated damages if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above:

  . on the notes at an annual rate equal to 0.5% of the principal amount of the notes outstanding until the registration statement is filed or made effective or during the additional period the prospectus is unavailable, and

  . on the common stock that has been converted, at an annual rate equal to 0.5% of the conversion price during such periods, determined on the day prior to the date the damages are paid.

   A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  .  be named as a selling stockholder in the related prospectus;

  .  deliver a prospectus to purchasers; and

  . be subject to the provisions of the registration rights agreement, including indemnification provisions.

   Under the registration rights agreement we agreed to:

  .  pay all expenses of the shelf registration statement;

  .  provide each registered holder copies of the prospectus;

  . notify holders when the shelf registration statement has become effective; and

  . take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

Rule 144A Information Request

   We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of LTX.

Information Concerning the Trustee

   We appointed State Street Bank and Trust Company, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

   The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

                         DESCRIPTION OF CAPITAL STOCK

   The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Articles of Organization, as amended and Amended and Restated Bylaws.

Amended and Restated By-Laws

   Our By-laws provide that holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders are not entitled to cumulative voting in the election of directors. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions that apply to the common stock. The common stock currently outstanding is, and the common stock to be issued upon closing of this offering will be, validly issued, fully paid and non-assessable. Under our By-laws, a special meeting of stockholders may be called by stockholders only if called by one or more stockholders who hold at least 40% in interest of our capital stock entitled to vote at such meeting. Our By-laws also require approval of a super-majority of our stockholders for any transaction between us and any stockholder who owns 10% or more of our outstanding common stock.

   We furnish to our stockholders annual reports containing financial statements that have been examined and reported upon, with an opinion expressed, by our independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

Rights Agreement

   Our Board of Directors adopted a Rights Agreement on April 30, 1999 with BankBoston, N.A. as rights agent. The Board issued one common share purchase right for each share of common stock then or thereafter outstanding. The rights will become exercisable only if a person or group acquires 15% or more of our common stock or announces a tender offer that would result in ownership of 15% or more of our common stock. Initially, each right will entitle a stockholder to buy one share of our common stock at a purchase price of $45.00 per share, subject to adjustment depending upon the occurrence of certain events.

   Generally, in the event that a person or group becomes the beneficial owner of 15% or more of our common stock, each right, other than rights owned by that person or group, will thereafter entitle the holder to receive, upon exercise of the right, shares of our common stock having a value equal to two times the exercise price of the right. In the event that, at any time after the rights become exercisable, we are (1) acquired in a merger or other business combination transaction or (2) more than 50% of our assets or earning power is sold or transferred, each right, other than rights owned by that person or group, will thereafter entitle the holder to receive, upon the exercise of the right, shares of common stock of the acquirer having a value equal to two times the exercise price of the right.

   Before any person or group has acquired 15% or more of our common stock, we may redeem these rights at $0.001 per right. The rights will expire on April 30, 2009, unless we make such a redemption before that date.

Classified Board

   Our Board of Directors is divided into three classes, with two classes consisting of three directors and one class consisting of two directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

Certain Effects

   The above described provisions regarding our By-laws, the Rights Agreement and the classified board may discourage potential takeover attempts. Our Rights Agreement, in particular, may discourage a future acquisition of us not approved by the Board of Directors in which our stockholders might otherwise receive a higher value for their shares or which a substantial number, and perhaps even a majority, of our stockholders believes to be in the best interests of all stockholders. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These provisions could have an adverse effect on the market price of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is EquiServe.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that are beneficial owners of notes and that will hold notes and common stock into which notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). For purposes of this summary, "U.S. Holders" generally include: (i) individual citizens or residents of the U.S.; (ii) corporations, partnerships or other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide); (iii) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income; or (iv) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal income tax considerations, some of which are discussed below. This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar, persons holding notes or common stock in a tax deferred or tax advantaged account, persons who are partners, shareholders or beneficiaries of an entity that holds the notes or common stock, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes or common stock under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to the initial holders of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. Accordingly, there can be no assurance that the IRS will not challenge such statements and conclusions or that a court will not sustain such a challenge. This summary does not consider the effect of the federal estate or gift tax laws (except as set forth below with respect to Non-U.S. Holders) or the tax laws of any applicable foreign, state, local or other jurisdiction.

   INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

   Taxation of Interest

   Interest paid on the notes will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes.

   In certain circumstances, we may be obligated to pay a holder amounts in excess of stated interest and principal on the notes. For example, a holder may require us to redeem any and all of his notes in the event of a fundamental change, and we may voluntarily redeem the notes at a premium at the times and in the manner described under "Description of the Notes--Optional

Redemption by Us". Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. We believe that the likelihood of a liquidated damages payment with respect to the notes or a "fundamental change" or optional redemption is remote and do not intend to treat these possibilities as affecting the yield to maturity of any note. Our determination that this likelihood is remote is binding on you unless you disclose your contrary position in a timely filed tax return for the taxable year in which you acquire the note. In the event any such contingency occurs, it would affect the amount and timing of the income that must be recognized by a U.S. Holder of notes. There can be no assurance that the IRS will agree with such positions.

   Sale, Exchange or Redemption of the Notes

   Upon the sale, exchange (other than a conversion) or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder, less any principal payments received by the holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20% (or 18% in the case of the sale or exchange of notes held for more than five years). Capital gain realized by individuals that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

   Conversion of the Notes

   A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to (i) cash received in lieu of a fractional share of common stock and (ii) any additional payments made in respect of interest for the period from the date of redemption to August 19, 2004 in the event the converted note was called for provisional redemption as described under "Description of the Notes -- Optional Redemption by Us." A U.S. Holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

   Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

   Sale of Common Stock

   Upon the sale or exchange of common stock a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain non-corporate U.S.

Holders, including individuals, will generally be subject to a maximum rate of tax of 20% (or 18% in the case of the sale or exchange of common stock held for more than five years). Capital gain realized by individuals that is not long-term capital gain is taxed at ordinary income rates. A U.S. Holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." The deductibility of capital losses is subject to limitations.

   Dividends

   Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of our current and accumulated earnings and profits, subject to a possible dividends received deduction in the case of corporate holders. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the common stock and thereafter as capital gain.

   Adjustments in the Conversion Price of the Notes

   Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of the notes may be deemed to have received constructive distributions taxable as dividends (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments, and without regard to whether the conversion privilege is ever exercised. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to the holders of common stock, subject to a possible dividends received deduction in the case of corporate holders.

Special Tax Rules Applicable to Non-U.S. Holders

   In general, subject to the discussion below concerning backup withholding:

     (a) Payments of principal, premium or interest on the notes by us or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied.

     (b) A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or
  (iv) in the case of common stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation (a "USRPHC") within the meaning of
  Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future.

     (c) Interest on notes not excluded from U.S. federal income tax or U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax and the Non-U.S. Holder complies with applicable certification requirements by providing a properly executed IRS Form W-8BEN. Under applicable U.S. Treasury regulations, special procedures are provided for payments through qualified intermediaries.

   To satisfy the certification requirements referred to in (a)(iv) above, Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a note certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is a Non-U.S. Holder or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

   If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if interest or premium on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, premium, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

   U.S. Federal Estate Tax

   A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held (or previously transferred subject to certain rights or powers or transferred by gift within three years of death) by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

   Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

Potential Application of Interest Deduction Disallowance Rules

   Acquisition Indebtedness

   Under Section 279 of the Code, deductions otherwise allowable to a corporation for interest may be reduced or eliminated in the case of corporate acquisition indebtedness, which is generally defined to include subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, if either (i) the acquiring corporation has a debt to equity ratio (measured with reference to tax basis) that exceeds 2 to 1 or (ii) the projected earnings of the corporation (the average annual earnings, determined with certain adjustments, for the three-year period ending on the test date) do not exceed three times the annual interest costs of the corporation. Our deductions for interest on the notes could be reduced or eliminated if the notes meet the definition of corporate acquisition indebtedness in the year of issue. In addition, the notes could become corporate acquisition indebtedness in a subsequent year if we initially meet the debt/equity ratio and earnings coverage tests, but later fail one or both tests in a year during which we issue additional indebtedness for corporate acquisitions. Our ability to deduct all of the interest payable on the notes will depend on the application of these facts to us. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes.

   Code Section 163(l)

   Under Section 163(l) of the Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as "payable in equity" of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the issuer's equity. These arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history of Code Section 163(l) indicates that it is not expected that the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the notes will be adversely affected by the application of these rules.

Backup Withholding and Information Reporting

   Backup withholding of U.S. federal income tax at a rate of 30.5% may apply to payments pursuant to the terms of a note or common stock to a U.S. Holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's TIN) in the manner required; under the Economic Growth and Tax Relief Reconciliation Act of 2001 the backup withholding rate will be decreased to 28% in a series of steps. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption.

   In the case of payments of interest or premium on a note to a Non-U.S. Holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established, provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

   Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

   Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. Holder or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.) or, a foreign partnership (if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business) are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

   Payments to a Non-U.S. Holder of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

   A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

   THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                SELLING HOLDERS

     The notes were originally issued by us to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then resold the notes to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all the notes and shares of common stock issuable upon conversion of the notes.

     The selling holders have represented to us that they purchased the notes and the shares of common stock issuable upon conversion of the notes for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions therefrom. We agreed with the selling holders to file this registration statement to register the resale of the notes and the sale of the shares of common stock issuable upon conversion of the notes. We agreed to use our reasonable best efforts to keep the registration statement effective for a period of two years, subject to our periodic blackout rights.

     The following table sets forth, as of October 19, 2001, information regarding the beneficial ownership of the notes and shares of common stock issuable upon conversion of the notes by the selling holders. The information is based on information provided by or on behalf of the selling holders.

     The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirement of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years. This table assumes that other holders of notes or any future transferees from any such holder do not beneficially own any shares of common stock other than shares of common stock issuable upon conversion of the notes.

                                                Principal        Common
                                                Amount of        Stock
                                                  Notes       Beneficially                               Common Stock
                                              Beneficially       Owned                                Beneficially Owned
                                               Owned and         Before           Common Stock          After Offering
Name and Address                                Offered         Offering          Offered (1)         Amount    Percent
----------------                             ----------------------------------------------------------------------------
Argent Classic Convertible Arbitrage
Fund (Bermuda) Ltd.........................  $ 3,000,000         103,305             103,305             0         --
Chrysler Corporation Master Retirement
Trust......................................      875,000          30,130              30,130             0         --
Delta Air Lines Master Trust (c/o Oaktree
Capital Management, LLC)...................      225,000           7,747               7,747             0         --
Delta Pilots D&S Trust.....................      120,000           4,132               4,132             0         --
Goldman Sachs and Company..................      350,000          12,052              12,052             0         --
Jefferies & Co.............................      750,000          25,826              25,826             0         --
Kenefield Trading Ltd......................    1,900,000          65,426              65,426             0         --
McMahan Securities Co. L.P.................    1,325,000          45,426              45,426             0         --
MLQA Convertible Securities
Arbitrage Ltd..............................    3,000,000         103,305             103,305             0         --
Motion Picture Industry Health Plan -
Active Member Fund.........................       80,000           2,754               2,754             0         --
Motion Picture Industry Health Plan -
Retiree Member Fund........................       35,000           1,204               1,204             0         --
OCM Convertible Trust......................      535,000          18,422              18,422             0         --
Partner Reinsurance Company Ltd............      135,000           4,648               4,648             0         --
State Employees' Retirement Fund of the
State of Delaware..........................      350,000          12,052              12,052             0         --
State of Connecticut Combined Investment
Funds......................................      745,000          25,654              25,654             0         --
UBS AG London Branch.......................   10,750,000         370,179             370,179             0         --
Vanguard Convertible Securities
Fund, Inc..................................      900,000          30,991              30,991             0         --
Any other holder of notes or future
 transferee, pledgee, donee or successor
 of any holder(2)(3).......................  150,000,000       5,165,290           5,165,290             0         --

(1) Assumes conversion of all holders' notes at a conversion price of $29.04 per share and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.
(2) Information about other selling holders will be set forth in prospectus supplements, if required.
(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other holders of notes, do not beneficially own any shares of common stock other than the shares of common stock issuable upon conversion of the notes at the initial conversion rate.

        Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

                             PLAN OF DISTRIBUTION

     The selling holders and any of their pledgees, assignees, donees, other transferees and successors-in-interest may, from time to time, sell any or all of their notes or shares of common stock issuable upon conversion of the notes at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions on any national securities exchange or quotation service on which the notes or the share of common stock may be listed or quoted at the time of the sales. The selling holders may use any one or more of the following methods when selling the notes or the shares of common stock issuable upon conversion of the notes:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the notes or the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

     . an exchange distribution in accordance with the rules of the applicable exchange;

     .  privately negotiated transactions;

     .  short sales;

     . broker-dealer may agree with the selling holders to sell a specified number of shares of common stock at a stipulated price per share;

     .  a combination of any such methods of sales; and

     .  any other method permitted under applicable law.

     The selling holders may also sell the securities covered by this prospectus under Rule 144 or Rule 144A of the Securities Act, if available, rather than under this prospectus.

     The selling holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling holders may pledge their shares to their brokers under the margin provision of customer agreements. If a selling holder defaults on a margin loan, the broker, may from time to time, offer and sell the pledged shares.

     Our outstanding common stock is traded on the Nasdaq National Market. While the notes are eligible for trading in the PORTAL market, we do not expect the notes to remain eligible for trading on that market. We do not intend to list the notes for trading on any national securities exchange or in the Nasdaq National Market. We cannot assure you that a trading market for the notes will develop. If a trading market for the notes fails to develop, the trading price of the notes may decline.

     Broker-dealers engaged by the selling holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling holders (or, if any broker-dealer acts as agent for the purchaser of notes or shares of common stock from the purchaser) in amounts to be negotiated.

     The selling holders and any broker-dealer or agents that are involved in selling the notes or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the notes or share of common stock purchased by them may be deemed to be underwriting commissions or discounts under the the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the notes or shares of common stock, except that all selling commissions and fees and other expenses incurred by the selling holders will be borne by such holders.

                                 LEGAL MATTERS

     The validity of the Notes and the common stock offered hereby will be passed upon for us by our General Counsel, Joseph A. Hedal, Esquire.

                                    EXPERTS

     The financial statements and schedules of LTX as of July 31, 2001 and in the three-year period incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report, and are incorporated herein in reliance upon the authority of that firm as experts in giving such reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the cost and expenses paid by LTX in connection with the issuance and distribution of the notes and the common stock being registered. All amounts are estimates except the SEC registration fee.

     SEC registration fee............................        $37,500
     Printing and engraving expense..................         10,000
     Legal fees and expenses.........................          5,000
     Accounting fees and expenses....................          5,000
     Miscellaneous fees and expenses.................          2,000
                                                             -------
     Total...........................................        $59,500
                                                             =======

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Chapter 156B of the Massachusetts General Laws, under which LTX is organized, permits a Massachusetts corporation to adopt a provision in its Articles of Organization eliminating or limiting the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty).

     On December 8, 1987, the stockholders approved an amendment to the registrant's Articles of Organization. The amendment to the Articles of Organization, which became effective on April 8, 1988, is as follows:

     "No director shall be personally liable to the corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for
(i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to stockholders in violation of the corporation's Articles of Organization or which render the corporation insolvent or bankrupt, and approving loans to officers or directors of the corporation which are not repaid and which were not approved or ratified by a majority of disinterested directors or stockholders, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment."

     The By-laws of the registrant provide for indemnification of officers and directors as follows:

Section 6.5  Indemnification

     The Corporation shall indemnify each director and officer against all judgments, fines, settlement payments and expenses, including reasonable attorneys' fees, paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which he may be made a party or with which he may be threatened by reason of his being or having been a director or officer of the corporation, or, at its request, a director, officer, stockholder or member of any other corporation, firm, association or other organization or by reason of his serving or having served, at its request, in any capacity with respect to any employee benefit plan, or by reason of any action or omission by him in such capacity, whether or not he continues to be a director or officer at the time of incurring such expenses or at the time the indemnification is made. No indemnification shall be made hereunder (i) with respect to payments and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of the corporation (or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan), or (ii) otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall inure to the benefit of the executor or administrator of such director or officer. The Corporation may pay the expenses incurred by any such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder.

     The Board of Directors may, without stockholder approval, authorize the Corporation to enter into agreements, including any amendments or modification thereto, with any of its directors, officers or other persons described in paragraph (a) above providing for indemnification of such persons to the maximum extent permitted under applicable law and the Corporation's Articles of Organization and By-laws.

     No amendment to or repeal of this section shall have any adverse effect on
(i) the right of any director or officer under any agreement entered into prior thereto, or (ii) the rights of any director or officer hereunder relating to his service, for which he would otherwise be entitled to indemnity hereunder, during any period prior to such amendment or repeal."

ITEM 16.     EXHIBITS

EXHIBIT NO.                    DESCRIPTION

 4.1 - Indenture dated as of August 8, 2001 between LTX Corporation and State Street Bank & Trust Company as Trustee (Exhibit (4)(D) to the Annual Report on Form 10-K for the fiscal year ended July 31, 2001)
 4.2 - Registration Rights Agreement dated as of August 8, 2001 by and among LTX Corporation, Morgan Stanley & Co. Incorporated, Deutsche Banc Alex. Brown and Needham & Company, Inc. (Exhibit (4)(E) to the Annual Report on Form 10-K for the fiscal year ended July 31, 2001)
 5.1*   - Opinion of Joseph A. Hedal, Esq.
12.1*   - Statements regarding Computation of Ratio of Earnings to Fixed Charges
23.1*   - Consent of Arthur Andersen LLP
23.2*   - Consent of Joseph A. Hedal, Esq. (included in Exhibit 5.1)
24.1*   - Power of Attorney (included in the signature page of the Registration
          Statement)
25.1*   - Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of United States Trust Company of New York, Trustee under the Indenture

-------------------
* Filed herewith.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.


     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westwood, Commonwealth of Massachusetts on the 25th day of October, 2001.

                            LTX Corporation


                            By: /s/ Roger W. Blethen
                                -----------------------------------------------
                                Roger W. Blethen
                                Chief Executive Officer, President and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roger W. Blethen and Mark J. Gallenberger, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments or post-effective amendments to this Registration Statement, and any and all registration statements (including any amendments thereto) relating to the offering covered hereby which may be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file any of the foregoing with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       /s/ Roger W. Blethen                Chief Executive Officer,                       October 25, 2001
--------------------------------           President and Director
       Roger W. Blethen                    (Principal Executive Officer)

       /s/ Mark J. Gallenberger            Chief Financial Officer                        October 25, 2001
--------------------------------           (Principal Financial & Accounting Officer)
       Mark J. Gallenberger

       /s/ Samuel Rubinovitz               Chairman of the Board                          October 25, 2001
--------------------------------
       Samuel Rubinovitz

                                           Director                                       October 25, 2001
--------------------------------
       Mark S. Ain

       /s/ Robert J. Boehlke               Director                                       October 25, 2001
--------------------------------
       Robert J. Boehlke

       /s/ Jacques Bouyer                  Director                                       October 25, 2001
--------------------------------
       Jacques Bouyer

       /s/ Stephen M. Jennings             Director                                       October 25, 2001
--------------------------------
       Stephen M.  Jennings

       /s/ Robert J. Maggs                 Director                                       October 25, 2001
--------------------------------
       Robert J. Maggs

       /s/ Robert E. Moore                 Director                                       October 25, 2001
--------------------------------
       Robert E. Moore

                                 EXHIBIT INDEX

EXHIBIT NO.                    DESCRIPTION

 4.1 - Indenture dated as of August 8, 2001 between LTX Corporation and State Street Bank & Trust Company as Trustee (Exhibit (4)(D) to the Annual Report on Form 10-K for the fiscal year ended July 31, 2001)
 4.2 - Registration Rights Agreement dated as of August 8, 2001 by and among LTX Corporation, Morgan Stanley & Co. Incorporated, Deutsche Banc Alex. Brown and Needham & Company, Inc. (Exhibit (4)(E) to the Annual Report on Form 10-K for the fiscal year ended July 31, 2001)
 5.1*  - Opinion of Joseph A. Hedal, Esq.
12.1* - Statements regarding Computation of Ratio of Earnings to Fixed Charges 23.1* - Consent of Arthur Andersen LLP
23.2*  - Consent of Joseph A. Hedal, Esq. (included in Exhibit 5.1)
24.1*  - Power of Attorney (included in the signature page of the Registration
         Statement)
25.1*  - Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of United States Trust Company of New York, Trustee under the Indenture

-------------------
* Filed herewith.